Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

October 28, 2009

Delaware Group Equity Funds III
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Trend Fund, Delaware Small Cap Growth Fund, and Delaware American Services Fund (collectively, the “Funds”), all of which are series of Delaware Group Equity Funds III, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Delaware American Services Fund’s and Delaware Small Cap Growth Fund’s Class A Shares and all of the Funds’ Class R Shares, so that such Shares’ Rule 12b-1 (distribution) fees will not exceed 0.25% for Class A Shares and 0.50% for Class R Shares for the period November 1, 2009 through October 31, 2010.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith

Name: Theodore K. Smith
Title: Executive Vice President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds III

By:	/s/ Patrick P. Coyne

Name: Patrick P. Coyne
Title: President
Date: October 28, 2009